UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 4, 2010

DEEP DOWN, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30351	75-2263732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8827 W. Sam Houston Pkwy N. Suite 100, Houston, TX  77040
(Address of principal executive offices) (Zip Code)

(281) 517-5000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

ITEM 1.01 – Entry into a Material Definitive Agreement.

On May 3, 2010, Deep Down, Inc., a Nevada corporation (“Deep Down”), announced the execution of a Stock Purchase Agreement, effective as of May 3, 2010 (the “Purchase Agreement”), by and among Deep Down, Cuming Corporation, a Massachusetts corporation (“Cuming”), and the stockholders of Cuming (the “Selling Stockholders”), pursuant to which Deep Down agreed to purchase all of the issued and outstanding shares of Cuming’s common stock (the “Acquisition”) for a purchase price of $47 million (less an amount of certain liabilities to be assumed and further subject to a purchase price adjustment for working capital).

On July 13, 2010, Deep Down entered into Amendment No. 1 to the Purchase Agreement (the “First Amendment”), dated effective as of June 30, 2010, to provide for an extension of the exclusivity period and of the date on which Deep Down or the Selling Stockholders may terminate the Purchase Agreement.

On October 4, 2010, Deep Down entered into Amendment No. 2 to the Purchase Agreement (the “Second Amendment”), dated effective as of July 31, 2010, to provide for an extension of the exclusivity period and the further extension to October 31, 2010 as the date on which Deep Down or the Selling Stockholders may terminate the Purchase Agreement if the Acquisition is not completed, provided the party wishing to terminate is not in breach of the Purchase Agreement.  The Second Amendment also revised the components of the purchase price from a combination of cash and shares of Deep Down and the assumption of net customer deposit liabilities to a cash payment of $48.25 million plus or less an amount for net customer deposit assets or net customer deposit liabilities, respectively.  Currently, Cuming estimates this additional adjustment amount will be a net customer deposit asset of approximately $1.9 million as of October 31, 2010.  Deep Down has also deposited an additional 9,666,667 shares (up from 8,333,333 shares deposited May 3, 2010 for a total of 18,000,000 shares) with an escrow agent to be delivered to the Selling Stockholders if (i) Deep Down does not meet certain conditions and the Purchase Agreement is terminated or (ii) returned to Deep Down contemporaneously with the closing.  The Second Amendment also increased the target net working capital from $9.1 million to $17.35 million and modified the terms of certain representation and warranties, covenants, and closing conditions.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

SECTION 9 – Financial Statements and Exhibits

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1*	Amendment No. 2 to Stock Purchase Agreement, dated October 4, 2010, among Deep Down, Inc., Cuming Corporation and the Selling Stockholders named therein.

* Filed or furnished herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 4, 2010

DEEP DOWN, INC.

By :	/s/ Ronald E. Smith
Ronald E. Smith President and Chief Executive Officer

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